As filed with the Securities and Exchange Commission on March 22, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hyperfine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1569027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

351 New Whitfield Street

Guilford, Connecticut 06437

(Address, including zip code, of registrant’s principal executive offices)

Hyperfine, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Maria Sainz

President and Chief Executive Officer

Hyperfine, Inc.

351 New Whitfield Street

Guilford, Connecticut 06437

Telephone: (866) 796-6767

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 2,875,851 additional shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Hyperfine, Inc. (the “Registrant”), reserved under the Hyperfine, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), representing an increase of 2,875,851 shares reserved under the 2021 Plan effective January 1, 2024 by operation of the 2021 Plan’s “evergreen” provision. This registration statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (File No. 333-270751) relating to an employee benefit plan is effective. The information contained in the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on March 22, 2023 (File No. 333-270751) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The certificate of incorporation, as amended, of the registrant provides that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law and the amended and restated bylaws of the registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for payments of unlawful dividends or unlawful stock purchases or redemptions, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation. The certificate of incorporation, as amended, of the registrant provides for such limitation of liability with respect to directors and officers of the corporation.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our certificate of incorporation, as amended, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule I	Filing Date	SEC File/Reg. Number

4.1	Certificate of Incorporation of Hyperfine, Inc., as amended		Form 8-K (Exhibit 3.1)	12/28/2021	001-39949

4.2	Certificate of Amendment of Certificate of Incorporation of Hyperfine, Inc.		Form 8-K (Exhibit 3.2)	6/12/2023	001-39949

4.3	Amended and Restated Bylaws of Hyperfine, Inc.		Form 8-K (Exhibit 3.1)	6/12/2023	001-39949

4.4	Specimen Class A Common Stock Certificate		Form S-4/A (Exhibit 4.2)	9/29/2021	333-259148

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

23.1	Consent of Grant Thornton LLP	X

23.2	Consent of Deloitte & Touche LLP	X

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page hereof)	X

99.1+	Hyperfine, Inc. 2021 Equity Incentive Plan		Form 8-K (Exhibit 10.20.1)	12/28/2021	001-39949

99.2+	Form of Stock Option Agreement under 2021 Equity Incentive Plan		Form 8-K (Exhibit 10.20.2)	12/28/2021	001-39949

99.3+	Form of Restricted Stock Unit Agreement under 2021 Equity Incentive Plan		Form S-8 (Exhibit 99.3)	3/28/2022	333-263897

107	Filing Fee Table	X

+	Denotes management contract or compensatory plan or arrangement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Guilford, State of Connecticut, on March 22, 2024.

HYPERFINE, INC.

By:	/s/ Maria Sainz
Maria Sainz
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Maria Sainz and Brett Hale, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Maria Sainz Maria Sainz	President, Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2024

/s/ Brett Hale Brett Hale	Chief Administrative Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 22, 2024

/s/ R. Scott Huennekens R. Scott Huennekens	Chairperson	March 22, 2024

/s/ Jonathan M. Rothberg, Ph.D. Jonathan M. Rothberg, Ph.D.	Director	March 22, 2024

/s/ John Dahldorf John Dahldorf	Director	March 22, 2024

/s/ Ruth Fattori Ruth Fattori	Director	March 22, 2024

/s/ Daniel J. Wolterman Daniel J. Wolterman	Director	March 22, 2024

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